Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated July 28, 2009
Relating to Preliminary Prospectus dated July 28, 2009
Registration No. 333-159388
SUTHERLAND ASSET MANAGEMENT CORPORATION
FREE WRITING PROSPECTUS
This free writing prospectus is being filed to advise you of the availability of a revised preliminary prospectus, dated July 28, 2009 (the “Revised Preliminary Prospectus”), included in Amendment No. 6 to the Registration Statement on Form S-11 (File No. 333-159388) of Sutherland Asset Management Corporation (the “Company”), as filed with the Securities and Exchange Commission on July 28, 2009 (as so amended, the “Registration Statement”), relating to the Company’s proposed offer and sale of shares of its common stock, and to provide you with a hyperlink to the current version of the Registration Statement. This free writing prospectus relates only to the securities described in the Registration Statement, is only a summary of the changes included in the Revised Preliminary Prospectus and should be read together with the Revised Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 18 of the Revised Preliminary Prospectus.
To review the Revised Preliminary Prospectus included in the Registration Statement, click the following link on the SEC web site at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site):
http://www.sec.gov/Archives/edgar/data/1456906/000095012309025948/0000950123-09-025948-index.idea.htm
Elimination of the Incentive Fee
In the Revised Preliminary Prospectus, the Company has disclosed that it has eliminated from the management agreement the incentive fee payable to Waterfall Asset Management, LLC, the Company’s manager (the “Manager”).
Modification to Base Management Fee
In the Revised Preliminary Prospectus, the Company has disclosed that under the management agreement it will pay the Manager a base management fee, calculated and payable quarterly in arrears, equal to:
•	2.00% per annum of the Company’s stockholders’ equity up to $500 million;

•	1.75% per annum of the Company’s stockholders’ equity between $500 million and $1 billion; and

•	1.50% per annum of the Company’s stockholders’ equity in excess of $1 billion.
OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001456906.
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING UBS INVESTMENT BANK, 299 PARK AVENUE, NEW YORK, NY 10171, ATTN: PROSPECTUS DEPARTMENT, (888) 827-7275.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.